EXHIBIT 99.1
February 22, 2013                                  FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL ANNOUNCES
DIVIDEND, RESULTS OF SHAREHOLDERS MEETING

ST. PETERSBURG, Fla. - The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.14 per share, payable April 15, 2013, to shareholders of record on April 1, 2013. This is the 28th consecutive year in which Raymond James has paid its shareholders a dividend.
Raymond James held its annual meeting of shareholders on the afternoon of February 21, 2013. The ten nominees to the Board proposed in the company's proxy statement, all of whom are currently directors, were re-elected.
The shareholders ratified the appointment of KPMG LLP as the company's independent registered public accounting firm.
In its annual compensation advisory vote, shareholders voted to approve the Company's executive compensation.
About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Morgan Keegan & Co., Inc. (branded as Raymond James | Morgan Keegan) and Raymond James Ltd., have more than 6,200 financial advisors serving more than 2.4 million accounts in more than 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $403 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.